UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHMITT INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

SENTENTIA GROUP, LP SENTENTIA CAPITAL MANAGEMENT, LLC MICHAEL R. ZAPATA ANDREW P. HINES
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon corporation (the “Company”).

Item 1: On August 22, 2018, Sententia issued the following press release:

Sententia Capital Delivers Letter to Schmitt's Board of Directors Announcing Board Nominees

Believes Schmitt is Significantly Undervalued and There are Clear Opportunities to Increase Shareholder Value; Urges the Board to Make Necessary Changes Including Evaluation of All Strategic Alternatives; Disappointed by the Board's Response to Sententia's Attempts to Increase Accountability and Transparency; Has Nominated Director Candidates for Election at Schmitt's 2018 Annual Meeting

New York, NY, August 22, 2018 (Newswire.com) - Sententia Capital Management, LLC (“Sententia”), one of the largest shareholders of Schmitt Industries, Inc. (“Schmitt” or the “Company”) (NASDAQ: SMIT) with ownership of approximately 7.5% of the outstanding shares, today announced that it has delivered a letter to Schmitt's Board of Directors.

Sententia believes Schmitt is comprised of good businesses, strong brands, an attractive long-term profile, and the ability to generate strong free cash flow. However, these features remain hidden under poor leadership and a lack of strategic accountability and insight from the entrenched Company’s Board of Directors (the “Board”). The Company remains significantly undervalued as the Board refuses to take appropriate steps to unlock value.

Sententia has made numerous attempts to work cooperatively and privately with the Board over the past two months to effect changes at the Company they believe are necessary to grow, protect and enhance shareholder and stakeholder value, including but not limited to changes to the composition of the Board. Due to the reluctance of the Board to welcome both a large shareholder and an experienced turnaround expert to the Board, and to take other appropriate steps to enhance accountability and transparency for the Board and its committees, Sententia has formally nominated two candidates for election to the Board at Schmitt's 2018 annual meeting.

Please click the following link to access the full letter: SENTENTIA LETTER TO SCHMITT BOARD

ABOUT SENTENTIA CAPITAL

Sententia is a value investing based capital management firm that runs a concentrated, deep value portfolio.

ABOUT FOUNDER: http://investorfieldguide.com/zapata/

Investor Contact
Investor Relations
212.851.3488

investorrelations@sententiacapital.com

SEC LEGEND
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon corporation (“SMIT” or the “Company”).

SENTENTIA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Sententia Group, LP, a Delaware limited partnership (“Sententia Group”), Sententia Capital Management, LLC, a Delaware limited liability company (“Sententia Capital”), Michael R. Zapata and Andrew P. Hines.

As of the August 21, 2018, Sententia Group beneficially owns 308,900 shares of common stock, no par value, of the Company (the “Common Stock”), representing approximately 7.7% of the outstanding shares of Common Stock. Sententia Capital, as the general partner of Sententia Group, may be deemed to beneficially own the 308,900 shares of Common Stock owned by Sententia Group. Mr. Zapata, as the Managing Member of Sententia Capital, may be deemed to beneficially own the 308,900 shares of Common Stock owned by Sententia Group. Mr. Hines does not beneficially own any shares of Common Stock.

Item 2: On August 22, 2018, Sententia delivered the following letter to the Board of Directors of the Company, which Sententia also published on a web site:

SENTENTIA

August 21, 2018

Board of Directors

Schmitt Industries, Inc.

2765 N.W. Nicolai Street

Portland, Oregon 97210

Dear Members of the Board:

I am writing to you on behalf of Sententia Capital Management, LLC (“Sententia”), one of the largest shareholders of Schmitt Industries, Inc. (“Schmitt” or the “Company”).

We believe Schmitt is comprised of good businesses, strong brands, an attractive long-term profile, and the ability to generate strong free cash flow. However, these features remain hidden under poor leadership and a lack of strategic accountability and insight from the entrenched Company’s Board of Directors (the “Board”).

As you are aware, we made numerous attempts to work cooperatively and privately with you over the past two months to effect changes at the Company that we believe are necessary to grow, protect and enhance shareholder and stakeholder value, including but not limited to changes to the composition of the Board. Due to your reluctance to welcome both a large shareholder and an experienced turnaround expert to the Board, and to take other appropriate steps to enhance accountability and transparency for the Board and its committees, we have formally nominated two candidates for election to the Board at this year’s annual meeting.

We intend to continue our efforts to work cooperatively with you to enhance shareholder value and to avoid an election contest, which we believe would be a waste of Company resources and time that should be spent on strategy and execution. We hope you will engage with us and urge you NOT to take entrenchment actions, including 1) implementing a poison pill to prevent aligned and long-term shareholders from investing in the company and 2) increasing the size of the Board by adding new directors based on their willingness to support the incumbent Board and management rather than their dedication to enhancing shareholder and stakeholder value.

Although you have admitted that changing the composition of the Board might have some merit, you have questioned the value of adding to the Board both a large and aligned shareholder and a seasoned turn-around expert. You have discussed industry experience and diversity as prerequisites for new Board members while the current Board is lacking in both – your “Meet our Board Members” page on the Company’s website shows it. We believe that the main commonality among the members of the Board, as has been shown over the years, is their connection and loyalty to each other and to the Company’s founding family, who has lost ownership in the Company but not control through the Board.

We fear that a continuation under the current Board and management will also further erode the working environment for Schmitt employees. We understand that morale is at an all-time low and quality individuals are starting to depart the Company. This can be seen over the years and has started to pick up over recent months. This is unacceptable and is most often tied to a failure of leadership. We are not okay sitting idly by while the Company we are invested in continues to hollow out under the current leadership and Board.

Our goal is to create value for the benefit of all Schmitt shareholders and stakeholders. Our candidates have unquestionable leadership skills, experience and integrity, and we are confident that other Schmitt shareholders will agree. We believe that adding new directors aligned with the Company’s shareholders and stakeholders is critical to establishing accountably and credibility at Schmitt. We have attempted to work cooperatively and privately with you to make this happen and, despite your responses to date, our door remains open should the Board wish to engage with us and effect the necessary changes.

Respectfully,

Michael R. Zapata

Founder, Sententia Capital Management, LLC

212.851.3488

ABOUT SENTENTIA

Sententia Capital Management, LLC is a value-investing based capital management firm that runs a concentrated, deep value portfolio.

LEARN MORE: http://investorfieldguide.com/zapata/

Item 3: On August 22, 2018, Sententia published the following message on Twitter:

SEC LEGEND

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon Corporation (“SMIT” or the “Company”).

SENTENTIA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Sententia Group, LP, a Delaware limited partnership (“Sententia Group”), Sententia Capital Management, LLC, a Delaware limited liability company (“Sententia Capital”), Michael R. Zapata and Andrew P. Hines.

As of the August 21, 2018, Sententia Group beneficially owns 308,900 shares of common stock, no par value, of the Company (the “Common Stock”), representing approximately 7.7% of the outstanding shares of Common Stock. Sententia Capital, as the general partner of Sententia Group, may be deemed to beneficially own the 308,900 shares of Common Stock owned by Sententia Group. Mr. Zapata, as the Managing Member of Sententia Capital, may be deemed to beneficially own the 308,900 shares of Common Stock owned by Sententia Group. Mr. Hines does not beneficially own any shares of Common Stock.